EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT
AS OF DECEMBER 31, 2009

Full Name of Subsidiary	Place of Incorporation
Greenlight Reinsurance, Ltd.	Cayman Islands
Verdant Holding Company, Ltd	Delaware